UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARCONIC INC.

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Arconic Inc.

Supplementary Information About the 2017 Annual Meeting of Shareholders

to be held at The Performing Arts Center, Purchase College, SUNY, 735 Anderson Hill Road,

Purchase, New York 10577, at 9:00 a.m., Eastern Time on Thursday, May 25, 2017

This statement (the “Supplement”) supplements and amends the definitive proxy statement dated March 13, 2017 (the “Proxy Statement”) of Arconic Inc. (the “Company” or “Arconic”) furnished to holders of the Company’s common stock in connection with the solicitation of proxies on behalf of the Board of Directors of the Company (the “Board”) for the 2017 Annual Meeting of Shareholders (the “2017 Annual Meeting”) to be held on May 25, 2017, and any adjournment or postponement thereof. The 2017 Annual Meeting will be held at The Performing Arts Center, Purchase College, SUNY, 735 Anderson Hill Road, Purchase, New York 10577, at 9:00 a.m., Eastern Time on Thursday, May 25, 2017. The record date for the determination of the shareholders who are entitled to vote at the 2017 Annual Meeting is March 1, 2017, which is the same record date specified in the Proxy Statement. The Proxy Statement and accompanying WHITE proxy card was first mailed to shareholders on or about March 17, 2017. A previous proxy supplement and accompanying new WHITE proxy card was first mailed to shareholders on or about May 5, 2017. This Supplement, which should be read in conjunction with the Proxy Statement and the previous proxy supplement, is dated May 23, 2017.

Settlement Agreement

On May 22, 2017, the Company announced that it entered into an agreement (the “Agreement”) with Elliott Associates, L.P., a Delaware limited partnership, Elliott International, L.P., a Cayman Islands limited partnership, and Elliott International Capital Advisors Inc., a Delaware corporation (the foregoing, collectively, “Elliott”).

Under the terms of the Agreement, Elliott has withdrawn its nomination of Bernd F. Kessler for election at the 2017 Annual Meeting, so that its nominees consist of Christopher L. Ayers, Elmer L. Doty and Patrice E. Merrin, and the Company has withdrawn its nominations of James “Jim” F. Albaugh, Amy E. Alving and General Janet C. Wolfenbarger for election at the 2017 Annual Meeting, so that its nominees consist of David P. Hess and Ulrich R. Schmidt. Any votes for the withdrawn nominees on proxy cards submitted by shareholders will be disregarded.

Elliott has agreed to vote all shares of common stock of the Company that it or certain of its affiliates have the right to vote, as of the record date, in favor of the election of Mr. Ayers, Mr. Doty, Ms. Merrin, Mr. Hess and Mr. Schmidt, and in accordance with the Board’s recommendations on the proposals in the Proxy Statement.

The Agreement also provides that as promptly as practicable following the 2017 Annual Meeting, Mr. Ayers will be appointed to serve on the Executive Committee and the Finance Committee of the Board, Mr. Doty will be appointed to serve on at least two standing committees of the Board to be determined by the Governance and Nominating Committee of the Board, and Ms. Merrin will be appointed to serve on the CEO Search Committee and the Compensation and Benefits Committee of the Board.

The Agreement provides Elliott with the right to select for appointment to the Board, subject to the approval of the Board’s Governance and Nominating Committee (not to be unreasonably withheld, delayed or conditioned), a replacement candidate for any of Elliott’s recommended directors who becomes unable or unwilling to serve, such replacement candidate to serve the unexpired term, if any, of the departed director. Elliott’s recommended directors include Elliott’s three nominees for election at the Annual Meeting (i.e., Mr. Ayers, Mr. Doty and Ms. Merrin) and the three directors appointed to the Board pursuant to the Company’s agreement with Elliott dated February 1, 2016 (i.e., Sean O. Mahoney, John C. Plant and Mr. Schmidt). These replacement rights will expire on the date immediately prior to the date of the Company’s 2018 annual meeting of shareholders, or such earlier time as Elliott’s net long percentage ownership of the Company’s common stock drops below specified thresholds.

In addition, the Agreement provides that, subject to certain conditions, the Board’s CEO Search Committee (which will include Ms. Merrin promptly following her election to the Board) will keep Elliott reasonably informed regarding the CEO search process so that it can provide input and feedback to the CEO Search Committee, including keeping Elliott reasonably informed about key CEO candidates and material developments in the status of the search process, and providing Elliott an opportunity to meet any CEO candidates who are interviewed by a majority of the Board members and to present its views to the CEO Search Committee. The CEO Search Committee will include Mr. Larry Lawson among the candidates to be considered to serve as a potential permanent CEO. However, neither Elliott nor any directors nominated by Elliott will have any veto, consent or special voting rights with respect to the CEO search process or the selection of a permanent CEO, which such selection will be made by the Board. In addition, the Agreement provides that at or prior to the appointment of the permanent CEO, the Board will designate a new independent Chair, and the CEO will not be included among the candidates for Chair prior to the second anniversary of the Agreement.

The Company has agreed that the size of the Board will not be increased above 13 through the date immediately prior to the date of the 2018 annual meeting of shareholders, except to enable the Company’s permanent CEO to become a member of the Board. The Company has also agreed that it will use reasonable best efforts to effect a change in the jurisdiction of incorporation of the Company from Pennsylvania to Delaware on or before December 31, 2017, and that the certificate of incorporation and bylaws of the resulting Delaware corporation will provide for a declassified board structure with all directors having terms expiring on an annual basis and contain no provisions requiring a supermajority shareholder vote.

The Agreement also provides that the Company and Elliott will cooperate in good faith to enter into a registration rights agreement obligating the Company to file a resale registration statement relating to the resale by Elliott of the shares of common stock of the Company held by them.

Voting of Proxies

In light of the developments described in this Supplement, this Supplement supplements and amends the Proxy Statement and includes additional information you should read in conjunction with the Proxy Statement. In accordance with the procedures described in the Proxy Statement, since the Company has withdrawn the nominations of Mr. Albaugh, Dr. Alving and General Wolfenbarger, votes for them on any WHITE proxy card submitted by shareholders will be disregarded. If you have voted on a WHITE proxy card, the persons named as proxies on the proxy card will vote as you previously instructed with respect to the remaining nominees chosen by the Board on the proxy card (Mr. Hess and Mr. Schmidt), as well as with respect to the other proposals on the proxy card. If you have already submitted a proxy card and you do not wish to change your vote, you do not have to take any further action.

The Arconic Board of Directors unanimously recommends that you vote FOR the election of the two nominees proposed by the Board of Directors—Mr. Hess and Mr. Schmidt—on the WHITE proxy card.

If your brokerage firm, bank, broker-dealer or other similar organization is the holder of record of your shares (i.e., your shares are held in “street name”), you will receive voting instructions from the holder of record. You must follow these instructions in order for your shares to be voted. Your broker is required to vote those shares in accordance with your instructions. We urge you to instruct your broker or other nominee, by following those instructions, to vote your shares in line with the Board’s recommendations on the WHITE proxy card.

This Supplement, the Company’s Notice of 2017 Annual Meeting of Shareholders, the Proxy Statement and the Company’s 2016 Annual Report are also available at www.arconic.com/annualmeeting. If you have any questions or need assistance voting, please contact Innisfree M&A Incorporated, our proxy solicitor assisting us in connection with the 2017 Annual Meeting. Shareholders may call toll free at 1-877-750-5836. Banks and brokers may call collect at 1-212-750-5833.

Election of Directors

In accordance with Arconic’s Articles of Incorporation and By-Laws and Section 1758 of the Pennsylvania Business Corporation Law, in an election of directors that is considered to be contested, the candidates for election as directors receiving the highest number of votes up to the number of directors to be elected will be elected.

Arconic’s By-Laws provide that an election of directors is considered to be contested if there are more nominees for election than positions on the Board to be filled by election at the meeting of shareholders. As previously disclosed in the Proxy Statement, as supplemented by the prior proxy supplement first mailed to shareholders on or about May 5, 2017, Elliott previously notified Arconic of its nomination of a slate of four nominees for election to the Board at the 2017 Annual Meeting in opposition to four of the five nominees previously recommended by the Board. As a result, the election is considered to be contested and the five candidates for election as directors receiving the highest number of FOR votes will be elected at the 2017 Annual Meeting, notwithstanding the fact that under the Agreement, the Company has withdrawn three of its nominees and Elliott has withdrawn one of its nominees, resulting in only five nominees for election to five positions on the Board at the 2017 Annual Meeting. Abstentions and broker non-votes (if any) will have no effect on the outcome of the director elections.

Additional Information

On May 21, 2017, L. Rafael Reif submitted to the Board his resignation as a member of the Board, effective as of immediately following the Annual Meeting.

In addition, on May 21, 2017, the Board appointed Mr. Albaugh as a director, effective as of immediately following the 2017 Annual Meeting, to fill the vacancy resulting from the resignation of Mr. Reif. Mr. Albaugh’s term will expire at the Company’s 2018 Annual Meeting of Shareholders. Mr. Albaugh will be appointed to serve on the CEO Search Committee of the Board promptly following his appointment to the Board, and may be appointed to one or more additional Board committees at a later date.